Exhibit 5

       Opinion of Breyer & Associates PC Regarding Legality of Securities
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                     [Letterhead of Breyer & Associates PC]





                                  June 26, 2003


Board of Directors
FirstBank NW Corp.
920 Main Street
Lewiston, Idaho 83501

         RE:      FirstBank NW Corp.
                  Registration Statement on Form S-4

To the Board of Directors:

         You have requested our opinion as special counsel for FirstBank NW Corp. (the "Company"), a Washington corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         In rendering this opinion, we understand that the common stock of the Company will be offered and sold in the manner described in the Proxy Statement-Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

         Based upon the foregoing, it is our opinion that the shares of common stock of the Company will upon issuance be legally issued, fully paid and nonassessable.

         This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters."

                                       Very truly yours,



                                       /s/ Breyer & Associates PC
                                       -----------------------------------------

                                       BREYER & ASSOCIATES PC